Exhibit 10.2

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement and Release of Claims (the “Agreement”) is made and entered into this 17th day of January, 2006, between Masimo Corporation and Masimo Laboratories, Inc. (hereinafter “Masimo”), and Nellcor Puritan Bennett, Inc., Mallinckrodt, Inc, Tyco Healthcare Group LP, Tyco International Ltd, and Tyco International (US) Inc.  (collectively “Nellcor”) (each individually as a “Party” or collectively the “Parties”).

RECITALS

A.            Whereas the Parties are involved in litigation in the United States District Court for the Central District of California, Civil Action Nos. CV 00-6506 MRP (AJWx) and CV 03-0603 MRP (AJWx) alleging claims under federal patent laws (the “Patent Litigation”);

B.            Whereas the Parties are involved in litigation in the United States District Court for the Central District of California, Civil Action No. CV 02-4770 MRP (AJWx) alleging claims under federal antitrust laws (the “Antitrust Litigation”); and

C.            Whereas Masimo and Nellcor desire to settle fully and finally all claims and disputes between the parties other than the Antitrust Litigation.

AGREEMENT

Now, therefore, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, and to avoid the expense of further litigation, the Parties covenant and agree as follows:

1                              Definitions:

1.1                     “Affiliate” means, with respect to each Party, any legal entity that is, directly or indirectly, controlling, controlled by or under common control with the Party.  For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation).

1.2                     “Essentially Unchanged” means no changes other than (i) immaterial changes to the software for  the correction of bugs or implementation of a software translation (e.g., a recompile due to processor change), and /or (ii) hardware changes that are not covered by any of the other Party’s patents not proven invalid or unenforceable by a court of competent jurisdiction, and/or (iii) software changes for size or power utilization, industrial design, user interface and connectivity that are not covered by any of the other Party’s patents not proven invalid or unenforceable by a court of competent jurisdiction, and/or (iv) changes consisting of the addition of the parameters of blood pressure, respiration rate, temperature, ECG, and CO2 that are not, alone or in combination with other new features, functions or parameters, covered by any of the other Party’s patents not found invalid or unenforceable by a court of competent jurisdiction and/or (v) changes consisting of the addition of new feature(s), function(s) or parameter(s) that are generated from pulse rate and/or Oxygen Saturation calculations and that are not, alone or in combination with other new features or functions or parameters, covered by any of the other Party’s patents not found invalid or unenforceable by a court of competent jurisdiction.  For purposes of this Section 1.2, “other Party’s patents” includes (a) patents that are exclusively licensed to such Party and (b) with respect to a specified field of use, patents that are exclusively licensed to such party for such field of use.

1.3                     “Pulse Oximetry Revenue” means Nellcor’s and its Affiliates’ net pulse oximetry revenue for products shipped, service and licenses to purchasers in the United States.  Net Pulse Oximetry Revenue is calculated in accordance with GAAP, consistent with how such calculations were made in the past by Nellcor, as provided to Masimo in accordance with Section 3.1.  Nellcor has not and will not direct revenue away from the United States and to international markets in order to avoid or reduce paying royalties under this Agreement.  For multiparameter devices (i.e., devices including parameters or therapeutic functions other than pulse rate and Oxygen Saturation), the per unit portion of the net revenue attributable to pulse oximetry revenue will be set at 100% of the then current year average net sales price of Nellcor’s stand alone pulse oximetry monitors, but not less than $1500.

1.4                     “Masimo Patents” means U.S. Patent Nos. 6,263,222, 6,157,850, and 5,769,785.

1.5                     “06 Pulse Oximetry Products” means Nellcor’s pulse oximetry products (including oximetry software licensed to OEMs) that use the 06 algorithm as shown to Masimo during November 2005 in the due diligence process of the Memorandum of Understanding dated October 20, 2005.  A list of the 06 Pulse Oximetry Products is set forth in Exhibit C.

1.6                     “Oxygen Saturation” is as defined in ISO 9919:2005 section 3.25 (definition of SpO2, which is an estimate of SaO2 or the true functional saturation).

1.7                     “Fractional Saturation” is as defined in ISO 9919:2005 section 3.8 (definition of fractional oxyhaemoglobin FO2Hb), or HbO2/(Hb + HbO2 + HbCO + HbMet), or SpO2 — (SpCO and/or SpMet), (including using the ratio of ratios for each of the hemoglobins and then converting to fractional saturation), and any approximations thereof.

2                              Settlement Payment:

2.1                     By January 19, 2006, Nellcor shall deliver a non-refundable payment by wire transfer to Masimo Corp. in the amount of Three-Hundred Thirty Million Four-Hundred-Eighty Thousand Dollars ($330,480,000).  This amount is comprised of Two-Hundred-Fifty-Eight Million ($258,000,000) for infringements by 04, 05 and 05ci sales through December 31, 2005; Six Million Two Hundred Fifty Thousand ($6,250,000) for pulse oximetery sales from January 1, 2006 through January 31, 2006; and Sixty-Six Million Two-Hundred- Thirty Thousand ($66,230,000) as an advance royalty payment for the period from February 1, 2006 through December 31, 2006.  Late payments shall accrue interest at 10% per annum.

2.2                     The Settlement Payment in Section 2.1 is based upon unit shipments of Nellcor 04, 05, 05ci and 06 pulse oximeters and pulse oximeter boards for January 2006 of 9,000 units.  No later than April 1, 2006, Nellcor will provide actual unit volumes for sales of such pulse oximeters and pulse oximeter boards for January 2006 for the same geographic scope presented at the trial.  If Nellcor shipped more than 9,000 units during that period, it shall pay to Masimo an additional amount as follows: the number of such units over 9,000 shall be calculated (“Overage Units”) and, for each 06 unit shipped, up to the number of Overage Units, Nellcor will pay 20% of the Pulse Oximetry Revenue for such units, and if there are any Overage Units in excess of the number of 06 units shipped, Nellcor will pay $580 per unit for each such unit.  If Nellcor shipped less than 9,000 units Masimo will credit Nellcor $580 per unit for each unit under 9,000 toward future royalties due.  The number of units shipped for January 2006 provided by Nellcor will be subject to the audit provisions of Section 6 below.

3                              Representations and Warranties:

3.1                                 In advance of execution of this Agreement, Nellcor has provided to Masimo’s counsel (under attorney-eyes only confidentiality and to Masimo’s CEO and CFO) documents sufficient to show: (i) unit shipments of 04, 05, and 05ci pulse oximeter products between June 2004 through October 2005 consistent with the damages calculation during the Patent Litigation; and (ii) Pulse Oximetry Revenue for the consecutive calendar quarters ending December 31, 2001 through December 31, 2005.  Nellcor states that its good faith estimate for its Pulse Oximetry Revenue in 2006 is approximately $350 million.  Nellcor represents and warrants that the information provided under this Section 3.1 is materially accurate and complete based upon the information in the books and records of Nellcor.

3.2                                 Nellcor represents and warrants that the 06 Pulse Oximetry Products commercially released will be the same as the product reviewed by Knobbe, Martens, Olson & Bear in November 2005 and will use the same specification, circuit diagrams and source code provided under section 4.2.  Further, Nellcor represents and warrants that the 06 Pulse Oximetry Products do not (i) contain closed loop adaptive filters, (ii) calculate Oxygen Saturation based on two or more alternative calculations of Oxygen Saturation, ratio of ratios or a representative indication or value for Oxygen Saturation from the same signal, (iii) calculate pulse rate based on three or more alternative calculations of pulse rate from the same signal, or (iv) measure physiological parameters other than pulse rate, Oxygen Saturation, plethysmographic waveforms, ECG, pulse amplitude (not displayed as a number or in real time on a scale with a number), blood pressure, respiration rate, temperature, ECG and CO2.  Masimo acknowledges for purposes of this Section 3.2 that an ECG signal and an optical signal are not the same signal.  Nellcor acknowledges that for the purposes of this Section 3.2, an optical signal is considered the same signal regardless of the number of wavelengths detected.

3.3                                 Nellcor represents that none of its current sensors, cables which connect the sensor to the pulse oximeters (including OEM boards), or O6 Pulse Oximetry Products are configured to be compatible with any current Masimo pulse oximeters (including OEM boards) or sensors.

3.4                                 Masimo represents that none of its current sensors, cables which connect the sensor to the pulse oximeter (including OEM boards), or products listed in exhibit D are configured to be compatible with any current Nellcor OxiMax pulse oximeter (including OEM boards) or Oximax Sensors, except with respect to the RCAL compatibility (including in OxiMax sensors).  Masimo further represents (i) that Masimo’s currently commercially available oximeters do not store the physiological patient data collected during monitoring in a memory on the sensor, and (ii) that Masimo’s currently commercially available oximeters do not store in a memory on the sensor, sensor-specific user troubleshooting messages for optimal sensor placement.  For purposes of clarity, storing the sensor type or ID and displaying the sensor type when the sensor is connected to the oximeter is not storing a sensor-specific user troubleshooting message.

4                             Covenants Not to Sue

4.1                     Masimo and it Affiliates covenant not to sue Nellcor and/or its Affiliates for infringement by Nellcor’s 06 Pulse Oximetry Products, and new products Essentially Unchanged therefrom.  This covenant also extends to the potential change referenced in Section 5.1.  For as long as the running royalties are being paid, Masimo and its Affiliates further covenant not to sue Nellcor and/or its Affiliates for the Nellcor pulse oximetry portion of future Nellcor products, including oximetry software licensed to OEMs, (“Next Generation Pulse Oximeters”) under Claims 17 or 18 of U.S. Patent Number 6,263,222, and continuations and continuations-in-part, either with claims directed to or covering the same subject matter.  For as long as the running royalties are being paid, Masimo and its Affiliates further covenant not to sue Nellcor and/or its Affiliates for the Next Generation Pulse Oximeters under Claims 1, 10, 11, 22, 23 and 24 of U.S. Patent Number 6,157,850, and continuations and continuations-in-part, either with claims directed to or covering the same subject matter, provided that such Next Generation Pulse Oximeters (i) do not calculate any physiological parameter other than pulse rate based on two or more alternative calculations of that physiological parameter from the same signal and (ii) do not calculate pulse rate based on three or more alternative calculations of pulse from the same signal, and (iii) do not include parameters other than Oxygen Saturation, pulse rate, plethysmographic waveforms, pulse amplitude (not displayed as a number or in real time on a scale with a number), blood pressure, respiration rate, temperature, ECG and CO2 and feature(s), function(s) or parameter(s) that are generated from pulse rate and/or Oxygen Saturation calculations.  If Nellcor succeeds in reducing royalties under Section 5.1, the same condition to reduce the royalty applies to Next Generation Pulse Oximeters in order for the royalty reduction to apply.  Masimo also covenants not to sue for infringement any customer, distributor, OEM, licensee, supplier or purchasing organization with respect to the purchase, distribution, manufacturing (excluding sensors and accessories not manufactured for Nellcor), marketing or use of the covenanted products or Nellcor and/or its Affiliates products Essentially Unchanged therefrom as described in this Section 4.1.  The covenants of this Section 4.1 do not extend to any products that are permitted or intended for use, with any sensors (including non-Nellcor sensors manufactured by Nellcor for another company) other than Nellcor sensors.

4.2                     Nellcor shall deliver one Nellcor pulse oximeter containing 06 technology to Masimo’s lawyers, and represents that this has the same technology and performance as that disclosed to Masimo’s lawyers and tested during November 2005.  Nellcor also shall place in an independent, third party escrow on mutually agreeable terms the corresponding specifications, circuit diagrams and source code for such pulse oximeter, as evidence of the 06 technology disclosed to Masimo, which Nellcor represents and warrants will be the same as that disclosed to Masimo’s lawyers and tested during November 2005.  Masimo’s lawyers may provide the pulse oximeter to Masimo on or after January 10, 2006.

4.3                     Nellcor and its Affiliates covenant not to sue Masimo and/or its Affiliates for infringement by Masimo’s pulse oximetry and Rainbow SET products commercially available as of January 17, 2006 and new products Essentially Unchanged therefrom.  Nellcor and its Affiliates further covenant not to sue Masimo and/or its Affiliates for infringement of any new disposable and multisite versions of the currently commercially available reusable Rainbow sensors and associated cables, and new products Essentially Unchanged therefrom, provided that such sensors are not configured to be compatible with Nellcor’s pulse oximeters, where the compatibility between pulse oximeter and the sensor (i.e, lock and key) is covered by a Nellcor patent not proven invalid or unenforceable by a court of competent jurisdiction.  Nellcor and its Affiliates further covenant not to sue Masimo and/or its Affiliates for infringement due to any changes to such products above to enable such products to include the parameters of Fractional Saturation, carboxyhemoglobin, methemoglobin, total hemoglobin, hematocrit, bilirubin and/or glucose..  Nellcor’s and its Affiliates covenants include a covenant not to sue Masimo and/or its Affiliates for infringement for (i) improvements (except improvements to sensors) to precision and accuracy of any parameter in such products available as of January 17, 2006, and Fractional Saturation, total hemoglobin, hematocrit, bilirubin and/or glucose, except to the extent such improvement is covered by any Nellcor patent (or patent exclusively licensed to Nellcor or exclusively licensed to Nellcor for the relevant field of use) not found to be invalid or unenforceable by a court of competent jurisdiction, the substance of which is filed for the first time after the January 17, 2006 and not having a priority claim to a date or entitled to priority from a date before such date and (ii) any other improvement to the covenanted products, except to the extent such other improvement is covered by any Nellcor patent (or patent exclusively licensed to Nellcor or exclusively licensed to Nellcor for the relevant field of use) not found to be invalid or unenforceable by a court of competent jurisdiction.  Nellcor and its Affiliates also covenant not to sue for infringement any customer, distributor, OEM, licensee, supplier or purchasing organization with respect to the purchase, distribution, manufacturing (excluding sensors and accessories not manufactured for Masimo), marketing or use of the covenanted products or Masimo and/or its Affiliates products Essentially Unchanged therefrom as described in this Section 4.3.  Masimo will use good faith efforts to compile a list of pulse oximetry and Rainbow SET products commercially available as of January 17, 2006 and provide such list to Nellcor’s lawyers (under attorney-eyes only confidentiality and to David Sell, Brian Earp, and Paul Mannheimer), and attached hereto as Exhibit D.

4.4                     The covenants of Sections 4.1 and 4.3 extend to proprietary rights that are exclusively licensed to the covenanting party, or, with respect to a specified field of use, patents that are exclusively licensed to the covenanting party for such field of use, including any right to control the institution or maintenance of litigation.  Nellcor and Masimo will not assist any of its licensors in enforcing proprietary rights against the other party, except to the extent required by law.

5                              Ongoing Royalties.

5.1                     Nellcor agrees to pay Masimo Corp. a 13% running royalty based on its and its Affiliates Pulse Oximetry Revenue occurring on or after February 1, 2006.  Nellcor will pay an additional 7% running royalty on its and its Affiliates

Pulse Oximetry Revenue for calendar year 2006.  Nellcor will pay an additional 2% running royalty on its and its Affiliates Pulse Oximetry Revenue for calendar year 2007.  Nellcor will pay an advance royalty of $66,230,000 on or before January 19, 2006 (the “Payment Date”) for the 2006 royalty as provided in Section 2.  On or after January 1, 2007, the 13% royalty will be reduced to 10%, plus the additional 2% for 2007, in the event that Nellcor establishes that a proposed change to the 06 Pulse Oximetry Products and new products Essentially Unchanged therefrom (and the Next Generation Pulse Oximeters) would result in not calculating any physiological parameter based on two or more alternative calculations for that parameter, or a representative indication or value for that parameter, from the same signal, and that proposed change is then implemented in such products (and the prior products are no longer being made or sold).  In the event of a dispute involving whether a proposed change would accomplish this result, Nellcor shall continue to pay the 13% royalty rate, plus the additional 2% for 2007, until such dispute is resolved.  For purposes of this Section 5.1, Masimo acknowledges that an ECG signal and an optical signal are not the same signal.  For the purposes of this Section 5.1, Nellcor acknowledges that an optical signal is considered the same signal regardless of the number of wavelengths detected.

5.2                     For the 2006 advance royalty payment, if Nellcor’s Pulse Oximetry Revenues exceed $320,833,000 from February 1, 2006 through December 31, 2006, then Nellcor will pay 17% of the revenue over this amount by March 30, 2007.  If Nellcor’s Pulse Oximetry Revenues are less than $320,833,000 for this same time period, then Nellcor will receive a credit of 17% of the revenue under this amount to be applied to future royalty payments.  Nellcor shall deliver to Masimo within 60 days of the end of each quarter, an accounting of Pulse Oximetry Revenue by product category.

5.3                     Running royalties accruing on January 1, 2007 and thereafter shall be paid quarterly within 60 days of the end of each calendar quarter.  An accounting of revenue by product category shall be included with each payment.  Late payments will accrue interest at 10% per annum.

5.4                     On or after March 14, 2011, upon at least sixty (60) days written notice to Masimo, Nellcor may terminate on a prospective basis all protection or rights under Section 4.1,(but Nellcor will retain the right to provide sensors and service for all previously sold products), and Nellcor will no longer be obligated to pay royalties under this section.  Masimo maintains all rights to assert its patents against Nellcor’s and/or its Affiliates’ pulse oximetry products that may be manufactured or sold after termination.  All other provisions of this agreement remain effective.

5.5                     Any dispute between the Parties arising pursuant to Section 5.1, if not resolved by the Parties after at least two weeks of good faith discussions beginning upon one Party providing the other Party notice of the dispute, such discussions to include the most senior executive of Tyco Healthcare and Masimo, shall be resolved by binding and non-appealable arbitration before a member of JAMS, applying CCP 1283.05, agreed to by the Parties (agreement not unreasonably withheld or delayed) with a final decision within two months of initiation of the arbitration proceeding.

6                              Audit Rights. Nellcor agrees to maintain records sufficient to verify the calculation of all Pulse Oximetry Revenue for a period of two (2) years from the end of the calendar year in which the royalties are paid by Nellcor.  In addition, Nellcor agrees to maintain records sufficient to verify the calculation of all Pulse Oximetry Revenue for calendar years 2004 and 2005 until December 31, 2007.  Nellcor agrees that Masimo, as set forth below, shall have the right to have the books and records of Nellcor inspected, at Masimo’s expense, to verify the accuracy of Nellcor’s accounting reports, but such right shall not extend beyond the period of two (2) years from the end of the calendar year to be audited.  Such inspection shall be carried out by an independent representative or accountant (non-employee) of Masimo agreed upon by Masimo and Nellcor (which agreement shall not be unreasonably withheld) who shall be bound by a confidentiality agreement.  Such representative or accountant shall report to Masimo and Nellcor whether the reports and payments made by Nellcor were correct or, if not correct, the amount of discrepancy.  Masimo agrees to hold all reports in confidence and to impose a similar requirement of confidentiality on any representative or accountant appointed hereunder.  Masimo and any such representative or accountant shall not use any information gained from such inspection for any purpose other than determining and enforcing Masimo’s rights under this Agreement.  No more than one inspection shall be permitted during each calendar year.  In the event that any such inspection leads to a determination that Nellcor underpaid the royalties due to Masimo, Nellcor shall reimburse Masimo such underpayment within fifteen (15) days of the date of the report.  Late payments and underpayments will accrue interest at 10% per annum.  If royalties due Masimo were underpaid by ten percent (10%) or more, Nellcor shall also reimburse Masimo for the reasonable fees and expenses of the independent representative/accountant for the inspection.  In the event of an overpayment of Earned Royalties, then Masimo shall credit Nellcor such overpayment, and such credit will be reflected in Nellcor’s next due royalty payment(s).

7                              Additional Covenants. Nellcor covenants that it will not claim that its products use Masimo’s technology.  Masimo covenants that it will not claim that its products use Nellcor’s technology.

8                              No Challenge to Patents. Nellcor agrees that it will not directly, indirectly or in concert with others challenge the validity or enforceability of any of the Masimo Patents, or interfere with the prosecution of any pending application claiming priority to the Masimo Patents, in any Patent Office or in any court (except in connection with litigation initiated, or threatened resulting in a Declaratory Judgment by Nellcor, by Masimo), nor will Nellcor encourage, facilitate or participate with others to do so, provided that this sentence does not prohibit Nellcor from participating in an interference instituted by the Patent Office.  However, this Agreement in no way alters any collateral estoppel and Res Judicata effects arising from the Patent Litigation.

9                              Current Nellcor Products.  Nellcor shall discontinue making, offering to sell, selling and shipping its 04, 05, and 05ci technology platform or any other devices that employ an algorithm that is no more than colorably different from the 04, 05, and 05ci algorithms with regard to any one or more of the claims found to be infringed by Nellcor in the Patent Litigation, in any future products by January 31, 2006, except for Latin America and Asia.  For Latin America and Asia, the date will be the time reasonably required to complete regulatory approval proceedings in such regions, but no later than Dec. 1, 2006.  Nellcor retains the right to service and provide sensors for units shipped prior to these dates.  Nothing contained in this Section 9 shall be deemed to prohibit Nellcor from making, offering to sell, selling and shipping O6 Pulse Oximetry Products or products Essentially Unchanged therefrom.

10                      Releases

10.1                Release By Masimo to Nellcor:  Except for the agreements between the Parties expressly made herein and the claims made in the Antitrust Litigation, Masimo, for itself and for each of its officers, directors, managers, board members, shareholders, employees, servants, agents, successors in interest, predecessors, assigns, administrators, representatives, Affiliates, insurers and attorneys, hereby forever and completely releases and discharges: (a) Nellcor and each of its officers, directors, managers, board members, shareholders, employees, servants, agents, successors in interest, predecessors, assigns, administrators, representatives, its Affiliates, insurers and attorneys of and from any and all claims, demands, causes of action, liabilities, and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages of any sort whatsoever, past, present and future, and for equitable relief, for any and all causes of action existing as of the Effective Date of this Agreement, including but not limited to any such claim or demand arising out of or in any way related to the facts and claims alleged in the Patent Litigation; and (b) any customer, distributor, OEM, licensee, supplier or purchasing organization with respect to the purchase, distribution, marketing, manufacturing or use of Nellcor’s 04, 05, and 05ci products (including oximetry software licensed to OEMs) obtained on or before January 31, 2006 (but this shall not release any licensee or OEM with respect to inclusion of any oximetry software in any product manufactured or sold after January 31, 2006).

10.2        Release By Nellcor to Masimo:  Except for the agreements between the Parties expressly made herein and the defenses made in the Antitrust Litigation (other than the claims or defenses released and waived pursuant to Section 10.3 below), Nellcor, for itself and for each of its officers, directors, managers, board members, shareholders, employees, servants, agents, successors in interest, predecessors, assigns, administrators, representatives, Affiliates, insurers and attorneys, hereby forever and completely releases and discharges: (a) Masimo and each of its officers, directors, managers, board members, shareholders, employees, servants, agents, successors in interest, predecessors, assigns, administrators, representatives, its Affiliates, insurers and attorneys of and from any and all claims, demands, causes of action, liabilities, and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages of any sort whatsoever, past, present and future, and for equitable relief, for any causes of action existing as of the Effective Date of this Agreement, including but not limited to any such claim or demand arising out of or in any way related to the facts and claims alleged in the Patent Litigation; and (b) any customer, distributor, OEM, licensee, supplier or purchasing organization with respect to the purchase, distribution, marketing, manufacturing or use of Masimo’s pulse oximetry and Rainbow SET products (including oximetry software licensed to OEMs) obtained on or before the date of this agreement.

10.3         Scope of Released Claims:  The claims released in Sections 10.1 and 10.2 of this Agreement (the “Released Claims”) do not include any claims arising from or related to the Antitrust Litigation.  Thus, nothing in this Agreement shall be construed to release, modify, bar or limit any of the claims, rights or causes of action that Masimo has asserted against Nellcor or defenses asserted by Nellcor in the Antitrust Litigation, all of which are expressly preserved, except that any and all claims or defenses asserted by Nellcor in the Antitrust Litigation related to Nellcor’s U.S. Patent No. 4,934,372 or any other claims or defenses related to alleged infringement by Masimo of Nellcor patents are released and waived by virtue of this settlement.

10.4         Release Of Unknown Claims:  It is understood and agreed by each Party that solely with respect to the claims as described in Sections 10.1, 10.2 and 10.3 above, this is a full, complete and final release and each Party agrees that it shall apply as provided and excepted in this Agreement to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed.  Each Party has been fully advised by its respective attorney of the contents of Section 1542 of the Civil Code of the State of California, and that section and the benefits thereof are hereby expressly waived.  Section 1542 reads as follows:

“Section 1542.  (General Release - Claims Extinguished.)  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

In addition, solely with respect to the claims released pursuant to Sections 10.1, 10.2 and 10.3, each Party will be deemed to relinquish, to the extent they are applicable, and to the full extent permitted by law, the provisions, rights and benefits of any law, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542.  Each Party acknowledges that the Party may discover facts in addition to or different to from those now known or believed to be true with respect to the subject matter of this release, but that it is the intention of the Party to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts.  Each Party warrants that the Party has read and understands the aforesaid Section 1542 and has had the opportunity to consult with and be advised by counsel regarding its meaning and effect and the Party voluntarily waives its provisions and any other provision or statute of like effect.

10.5         Each party represents and warrants that it has not assigned, sold, or otherwise transferred to any third party any claims or causes of action against the other Party existing prior to the Effective Date.

11                        Dismissal:  Within 14 business days of receipt of the payment specified in Section 2 of this Agreement, Masimo and Nellcor shall execute and file in each case in the Patent Litigation a stipulated dismissal with prejudice in the form attached as Exhibit B.  Each Party shall simultaneously serve a copy of such dismissal on the other Party.  As provided in Exhibit B, the United States District Court for the Central District of California shall retain jurisdiction over the Parties and this Agreement for purposes of enforcing this Agreement.

12                        Press Release:  The Parties agree that simultaneously each will issue a press release regarding this settlement agreement in the form attached hereto as Exhibit A.

13                        Warrant Of Authority:  Each Party warrants and represents that it is fully entitled and duly authorized to enter into and bind itself under this Agreement.

14                        Drafting:  The Parties and their counsel have cooperated in the drafting and preparation of this Agreement.  The Parties agree that any ambiguities in this Agreement shall not be construed against any Party by virtue of that Party having drafted the language in question.

15                        Reading Of Agreement:  The Parties each declare that they have read this Agreement in its entirety and know and understand its contents, have had the opportunity to consult with legal counsel of their choice, and that they each comprehend and agree to all of this Agreement’s terms, conditions and meanings freely, knowingly and willingly.  It is understood by the Parties that, other than as set forth in this Agreement, the facts in respect of which this Agreement is made may hereinafter prove to be other than or different from the facts now known by any of them or believed by any of them to be true.  Each of the Parties expressly accepts and assumes the risk of the facts, other than as set forth in this Agreement, proving to be different, and each of the Parties agrees that all terms of this Agreement will be in all respects effective and not subject to termination or rescission by virtue of any such difference.

16                        Term: The term of this Agreement will begin upon the Effective Date.  Except as provided in Section 5.4, the covenants not to sue and Nellcor’s obligation to pay running royalties to Masimo shall continue through the later of March 14, 2011, the latest expiration of the Masimo Patents (excluding the ‘850 patent if the conditions for royalty reduction pursuant to Section 5 have been met) or the last availability of the covenanted products from Nellcor, its OEMs or Distributors.  Notwithstanding any other provision in this Agreement, the covenant by Nellcor not to sue Masimo under Section 4.3 shall survive any termination of this Agreement, and continue so long as the products covenanted are available.

17                        Disclaimers: Nothing in this Agreement may be construed as

        (a)           a warranty, representation, or promise relating to the Masimo Patents, including, without limitation, the validity, enforceability, scope or suitability; or

        (b)           an obligation to bring or prosecute actions or suits against third parties, or defend actions or suits brought against the other party, or indemnify the other party for any reason; or

        (c)           conferring upon either party the right to use in advertising, publicity, or otherwise any trademark, service mark, or trade name of the other party; or

        (d)           conferring upon either party, by implication or otherwise, any right or license under any patents or other industrial or intellectual property rights (including, without limitation, trademarks, service marks, trade names, and copyrights) except for the rights expressly granted herein.

18                        No Refund.  Nellcor acknowledges that this Agreement is being entered into, for among other reasons, settlement of litigation and that all amounts paid by Nellcor (except any advance royalty payments overpayment in accordance with Section 5.2) to Masimo are nonrefundable, even if the validity, scope, or enforceability of Masimo’s patents are subsequently challenged and such patents are deemed by a court of competent jurisdiction to be held invalid, of narrower scope, or unenforceable.

19                        Acceptance of Royalty:  Acceptance of any royalty payment by Masimo shall not be deemed to be a waiver of any rights of Masimo, including the right to claim that products are not within the covenant not to sue and infringe one or more patents of Masimo.  In addition, all payments made to Masimo after any notice by Masimo that a product does not fall within the covenant not to sue may be accepted by Masimo and shall be used as an offset for damages, if any, awarded to Masimo if such product is found to infringe one or more patents of Masimo.

20                        Non-Reliance:  The Parties each declare that in agreeing to and executing this Agreement, they do not rely and have not relied upon any representation or statement made by any of the Parties or by any of the Parties’ officers, directors, managers, board members, shareholders, employees, servants, agents, successors in interest, predecessors, assigns, administrators, representatives, insurers, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those stated in this written Agreement.

21                        Entire Agreement:  This Agreement contains the entire agreement among the Parties and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof.  The terms of this Agreement are contractual and not a mere recital.  This Agreement may not be altered, modified or otherwise changed in any respect except by a writing duly executed by the Parties to be bound or their authorized representatives.

22                        Remedies For Breach:  The Parties acknowledge that breach or default of this Agreement will result in irreparable harm to the non-breaching Party, that it would be impracticable or extremely difficult to fix the amount of such harm, and that in the event of any breach or default of this Agreement, the non-breaching Party shall have all remedies provided by law and equity to enforce the Agreement, including without limitation an award for damages, specific performance or injunctive relief, including specific performance as to Nellcor’s discontinuance of the 04, 05 and 05ci products.  The prevailing Party in any action to enforce this Agreement, or in any action arising out of any breach of this Agreement, shall be entitled to recover, in addition to any other relief awarded, court costs and reasonable attorney fees incurred in connection with any action to enforce this Agreement.

23                        Successors And Assigns:  This Agreement, including without limitation all rights, obligations, and covenants, shall bind the heirs, personal representatives, successors and assigns of each Party, and inure to the benefit of each Party, its successors and assigns, including without limitation any successor or assign as a result of bankruptcy.  For purposes of the United States Bankruptcy code, the parties’ patents and the covenants not to sue herein are intellectual property and intellectual property licenses as those terms are defined and used in Sections 101(35A) and 365(n) of the code, and each recipient of a covenant is entitled to the rights and protections provided to a licensee of intellectual property by Section 365(n).

24                        Titles:  The titles of paragraphs herein are inserted solely for convenience and do not affect the construction of any provision of this Agreement.

25                        Fees And Costs:  Each Party shall be solely responsible for its own costs, expenses, and attorney’s fees, taxable or otherwise, incurred in or arising out of or in any way related to the matters released herein, the Patent Litigation and this Agreement.

26                        Severance:  Except with respect to provisions involving a covenant between the Parties, should any provision of this Agreement be declared or determined by any court or tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Agreement.  In addition, in the event that the parties are in disagreement about the application of one or more provisions of this agreement, that dispute shall not impact the operation of the other provisions of this Agreement.

27                        Choice Of Law:  This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California, without regard to any conflict of law principles that would result in the application of the laws of a different state.  Jurisdiction and venue over any dispute arising out of or relating to this Agreement or the subject matter to which it relates shall lie exclusively with the United States District Court for the Central District of California.  The parties hereby irrevocably waive any present or future objections to such venue and irrevocably consent and submit unconditionally to this exclusive jurisdiction in California.  The Parties also hereby stipulate that any judgment arising out of this Agreement and issued by a court of competent jurisdiction in the State of California shall be given full faith and credit in all jurisdictions.

28                        Review And Investigation Of Agreement:  Each Party represents and warrants that the Party, or a responsible officer thereof, has read this Agreement and understands the contents hereof.  Each of the directors and/or officers executing this Agreement on behalf of their respective corporations is duly authorized to do so and thereby bind such respective corporation.  Each Party represents and warrants that the Party has made such investigation of the facts pertaining to the terms and provisions herein and this Agreement, and of all of the matters pertaining thereto, as the Party deems necessary.

29                        Execution In Counterparts:  This Agreement may be executed in counterparts, including telecopied counterparts, with the same effect as if all Parties have signed the same document and each such executed counterpart shall be deemed to be an original instrument.  All executed counterparts together shall constitute one and the same instrument.

30                        Date Of Execution:   The date of the last signature placed on this Agreement shall be known as the “date of execution” of this Agreement.

31                      Confidentiality:  The financial terms of this Agreement are confidential, except (i) as disclosed in the press release of Exhibit A, (ii) in connection with any discussions by Masimo with any other third party relating to the possible granting of rights under any of its patents, (iii) to any third party that has an agreement to maintain the information confidential, and (iv) as required by law (including filing the agreement in connection with any SEC filing).  Exhibit D to this Agreement remains confidential per the terms set forth Section 4.3

32                      Effective Date:  The Effective Date of this Agreement is the day that Masimo receives the Settlement Payment of Section 2.1.

In Witness Whereof, the Parties have duly authorized and caused this Agreement to be executed:

MASIMO CORPORATION
Dated: 1/17/06	By:	/s/ Joe Kiani
	Name:	Joe Kiani
	Title:	CEO
MASIMO LABORATORIES
Dated: 1/17/06	By:	/s/ Joe Kiani
	Name:	Joe Kiani
	Title:	CEO
TYCO HEALTHCARE GROUP LP
Dated: 1/17/06	By:	/s/ Richard J. Meelia
	Name:	Richard J. Meelia
	Title:	President
MALLINCKRODT INC.
Dated: 1/17/06	By:	/s/ Richard J. Meelia
	Name:	Richard J. Meelia
	Title:	President
NELLCOR PURITAN BENNETT INC.
Dated: 1/17/06	By:	/s/ Richard J. Meelia
	Name:	Richard J. Meelia
	Title:	President

TYCO INTERNATIONAL LTD.
Dated: 1/18/06	By:	/s/ William B. Lytton
	Name:	William B. Lytton
	Title:	EVP & General Counsel
TYCO INTERNATIONAL (US) INC.
Dated: 1/17/06	By:	/s/ Richard J. Meelia
	Name:	Richard J. Meelia
	Title:	Vice President

Exhibit A

FORM OF PRESS RELEASE

Masimo and Nellcor Announce Settlement of Patent Litigation

Masimo (Nellcor, a division of Tyco), today announced a settlement of all existing patent litigation with Nellcor, a division of Tyco (Masimo).  Under the terms of the settlement, all pending patent litigation will be dismissed, and Masimo will receive approximately $265 Million in past damages through January 31, 2006.  After January 31, 2006, Nellcor will no longer ship its current 05 pulse oximetry platform, but it will continue to provide service and sensors for previously sold products.  Masimo has granted Nellcor the right to sell its new line of pulse oximetry products in exchange for an ongoing royalty.

{Masimo Boilerplate}

{Nellcor Boilerplate}

Exhibit B

Stipulated Dismissals

Craig N. Hentschel (CSB #66178)	James F. Lesniak (CSB #115889)
chentschel@dykema.com	jfl@kmob.com
DYKEMA GOSSETT PLLC	Joseph R. Re (CSB #134479)
333 South Grand Avenue	jrr@kmob.com
Suite 2100	Karen Vogel Weil (CSB #145066)
Los Angeles, CA 90071	kvw@kmob.com
Telephone: (213) 457-1800	Jon W. Gurka (CSB #187964)
Facsimile: (213) 457-1850	jwg@kmob.com
Joseph S. Cianfrani (CSB#196186)
Robert C. Morgan (CSB #46348)	jsc@kmob.com
robert.morgan@ropesgray.com	KNOBBE, MARTENS,
ROPES & GRAY LLP	OLSON & BEAR, LLP
FISH & NEAVE IP GROUP	2040 Main Street, 14th Floor
1251 Avenue of the Americas	Irvine, CA 92614
New York, NY 10020	Telephone: (949) 760-0404
Telephone: (212) 596-9000	Facsimile: (949) 760-9502
Facsimile: (212) 596-9090
Attorneys for
Attorneys for Plaintiffs/Counterdefendants,	Defendant/Counterclaimant,
Nellcor Puritan Bennett, Inc. and	MASIMO CORPORATION
Mallinckrodt Inc.

IN THE UNITED STATES DISTRICT COURT

FOR THE CENTRAL DISTRICT OF CALIFORNIA

WESTERN DIVISION

NELLCOR PURITAN BENNETT, INC., a	)	Civil Action No.
Delaware corporation, and MALLINCKRODT,	)	CV MRP (AJWx)
INC., a Delaware corporation,	)
	)	STIPULATED DISMISSAL
Plaintiffs,	)	WITH PREJUDICE
)
v.	)
)
MASIMO CORPORATION, a Delaware corporation,	)
)
Defendant.	)
)
)
AND RELATED COUNTERCLAIMS.	)
	)	Honorable Mariana R. Pfaelzer
)

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                Pursuant to Rule 41(a)(1)(ii) of the Federal Rules of Civil Procedure, the parties, through their respective counsel of record, do hereby agree and stipulate to dismiss this action, and the claims and counterclaims therein, with prejudice.  The parties have entered into a settlement agreement which resolves each and every claim and counterclaim made in this action, with each party agreeing to forgo any appeal and to pay its own costs and attorneys’ fees.  The court shall retain jurisdiction to enforce the terms of the settlement agreement.

Respectfully submitted,

ROPES & GRAY, LLP

Dated:		By:
Robert C. Morgan

Attorneys for Plaintiff/Counterdefendants,
MALLINCKRODT, INC. and NELLCOR PURITAN BENNET, INC.

KNOBBE, MARTENS, OLSON
& BEAR, LLP

Dated:		By:
James F. Lesniak
Joseph R. Re

Attorneys for Defendant/Counterclaimant,
MASIMO CORPORATION

IT IS SO ORDERED.

Dated:		By:
Honorable Mariana R. Pfaelzer

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